Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

IMPRIMIS PHARMACEUTICALS, INC.

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DCGL”) does hereby certify:

FIRST: That at a meeting of the Board of Directors of Imprimis Pharmaceuticals, Inc. resolutions were duly adopted in accordance with the provisions of Section 242(b)(1) of the DGCL setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and pursuant to the aforementioned section of the DGCL that no meeting or vote of the stockholders shall be required to adopt an amendment to the Amended and Restated Certificate of Incorporation that effects only a change to the name of a corporation. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Amended and Restated Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “FIRST” so that, as amended, said Article shall be and read as follows:

FIRST: The name of this Corporation is Harrow Health, Inc.

SECOND: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 27th day of December, 2018.

By:	/s/ Andrew Boll
Authorized Officer
Title:	Chief Financial Officer
Name:	Andrew R. Boll

State of Delaware

Secretary of State

Division of Corporations

Delivered 02:07 PM 12/27/2018

FILED 02:07 PM 12/27/2018

SR 20188383099 - File Number 4092296